Exhibit 99.1
Aptar Reports Fourth Quarter and Annual 2025 Results

Crystal Lake, Illinois, February 5, 2026 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery and consumer product dispensing, dosing and protection technologies, today reported the following fourth quarter results for the period ended December 31, 2025, as compared to the corresponding period of the last fiscal year.
Fourth Quarter 2025 Highlights
(Compared to the prior year quarter; see Non-GAAP section for full definitions; see reconciliation for Non-GAAP measures)
•Reported sales increased 14% and core sales increased 5%—all three segments delivered core sales growth
•Reported net income decreased 26% to $74 million and reported earnings per share decreased 24% to $1.13
•Adjusted earnings per share were $1.25
•Adjusted EBITDA margin was 19.8% compared to 23.0% in the prior year
•Returned $206 million to shareholders through share repurchases and dividends
•Subsequent to the quarter, the Board of Directors has approved a new authorization for the repurchase of up to $600 million of the Company’s common stock
Annual 2025 Highlights
(Compared to the prior year period; see Non-GAAP section for full definitions; see reconciliation for Non-GAAP measures)
•Reported sales increased 5% and core sales increased 2%
•Reported net income increased 5% to $393 million and reported earnings per share increased 7% to $5.89
•Returned $486 million to shareholders through share repurchases and dividends
•Capital expenditures decreased year over year, ending the year at about 7% of sales
•2025 was our 32nd consecutive year of paying an annually increasing dividend
“All three segments delivered core sales growth, driving a total increase of 5% in the fourth quarter and underscoring our strong market positions and the benefits of our innovation‑led portfolio. Our Pharma segment’s growth was driven by strong demand for our elastomeric components, continued demand for our systemic nasal drug delivery technologies and the return to growth for our consumer healthcare division. Our Beauty segment delivered double-digit growth, driven by healthy demand for our dispensing technologies across all end markets, and our Closures segment had strong product volume growth. A combination of product mix and some higher than expected production costs reduced the impact of our strong top line results on our overall profitability in the quarter. We remain confident in our ability to drive performance and to continue creating value for shareholders,” said Stephan B. Tanda, Aptar President and CEO.
Fourth Quarter Results
For the quarter ended December 31, 2025, reported sales increased 14% to $963 million compared to $848 million in the prior year and core sales increased 5%.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty	Closures	Total AptarGroup
Reported Sales Growth	10%	24%	5%	14%
Currency Effects (1)	(6)%	(7)%	(4)%	(6)%
Acquisitions	0%	(7)%	0%	(3)%
Core Sales Growth	4%	10%	1%	5%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Pharma’s reported sales increased 10% with a currency contribution of 6%, resulting in a 4% increase in core sales in the quarter when compared to the prior year period, with growth primarily driven by injectables. In the prescription division, sales for dispensing systems rose 1% primarily due to strong demand for systemic nasal drug delivery used for central nervous system therapies and pain management. This growth, along with strong demand for asthma treatments, offset lower sales in emergency medicine. Sales in the injectables division increased 24%, mainly driven by growth in GLP-1 elastomeric components and service offerings. Active material science solutions declined 10% due primarily to the challenging comparison of a large tooling sale in the fourth quarter of the previous year. Consumer healthcare sales increased 3%; the division returned to growth after a period of destocking. Adjusted EBITDA margin was 32.4%, a decrease of 330 basis points, reflecting a less favorable product mix primarily due to lower sales in emergency medicine.
Beauty’s reported sales increased 24% driven by a 7% benefit from currency changes and a 7% contribution from acquisitions, with core sales growth of 10%, from a lower prior year comparison. There was increased demand for fragrance dispensing, as well as hair, body and sun care applications. Adjusted EBITDA margin was 10.2%, a decline of 220 basis points, due to lower‑margin revenue, including tooling sales; required environmental upgrades at a metal anodization plant; and isolated operational disruptions at a supplier.
Closures’ reported sales rose 5% from the prior year quarter and core sales increased 1%, with a 4% currency benefit. While product sales volumes were up, core sales results were somewhat offset by the pass through of lower resin pricing. Adjusted EBITDA margin was 14.9%, a decline of 120 basis points, due to higher than expected production costs.
Aptar reported fourth quarter earnings per share of $1.13 compared to $1.49 reported a year ago. Adjusted earnings per share were $1.25, compared to the prior year period’s adjusted earnings per share of $1.62, including comparable exchange rates. The fourth quarter reported effective tax rate was 18.9% and the adjusted effective tax rate was 19.4%, compared to the prior year period’s reported effective tax rate of 13.1% and adjusted effective tax rate of 13.5%.
Annual Results
For the year ended December 31, 2025, reported sales increased 5% to $3.78 billion compared to $3.58 billion in the prior year. Core sales also increased 2%.

Annual Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty	Closures	Total AptarGroup
Total Reported Sales Growth	6%	7%	2%	5%
Currency Effects (1)	(3)%	(2)%	(1)%	(2)%
Acquisitions	0%	(3)%	0%	(1)%
Core Sales Growth	3%	2%	1%	2%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the year ended December 31, 2025, Aptar’s reported earnings per share were $5.89, an increase of 7%, compared to $5.53 reported a year ago. For full year 2025, adjusted earnings per share were $5.74 and decreased 1% from prior year adjusted earnings per share of $5.81, including comparable exchange rates. The current year had a reported effective tax rate of 20.1% and an adjusted effective tax rate of 21.4% compared to the prior year reported and adjusted effective tax rates of 20.3% and 20.5%, respectively.

For the year ended December 31, 2025, cash flow from operations was $570 million. Free cash flow was $303 million, with the year-over-year decline primarily driven by higher working capital due to the timing of certain tax payments and pension contributions, partially offset by lower capital expenditures. The company ended December with $410 million in cash and short-term investments, $1.07 billion in net debt, and a leverage ratio of 1.38.
Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking ahead to the first quarter and 2026, we expect strong growth within Pharma outside of emergency medicine, which is going through a period of destocking. Injectables, systemic nasal drug delivery and our consumer healthcare solutions are expected to deliver continued growth. In Beauty, we are seeing early signs of strengthening demand in prestige fragrance, and Closures is expected to deliver steady performance as innovation and category conversion continue to lead the way. We believe that our determination to drive further productivity gains, combined with a strong balance sheet, provides the ability to return capital to shareholders while retaining strategic flexibility and continuing to invest in the business for long‑term value creation.”
Aptar currently expects adjusted earnings per share for the first quarter of 2026 to be in the range of $1.13 to $1.21. This guidance assumes an effective tax rate range of 21.0% to 23.0%. The earnings per share guidance range is assuming a 1.18 Euro to USD exchange rate. In 2026, capital investments are expected to be in the range of $260 million to $280 million.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.48 per share. The payment date is February 26, 2026, to stockholders of record as of February 4, 2026. During the fourth quarter, Aptar repurchased 1.5 million shares for $175 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions. The Board of Directors has approved a new authorization for the repurchase of up to $600 million of the Company’s common stock. This new authorization replaces all previous authorizations. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions. The timing and amounts of any share repurchases will be based on market conditions and other factors including but not limited to share price, regulatory requirements and capital availability. Aptar is not obligated to acquire any minimum dollar amount or number of shares, and the share repurchase program may be modified, suspended or discontinued at any time at Aptar’s discretion.
Open Conference Call
There will be a conference call held on Friday, February 6, 2026 at 8:00 a.m. Central Time to discuss the company’s fourth quarter and annual results for 2025. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug delivery and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 14,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, and other special items. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Adjusted EBITDA is defined as earnings before net interest, taxes, depreciation, amortization, restructuring initiatives, acquisition-related costs, net unrealized investment gains and losses related to observable market price changes on equity securities and other special items. For the quarter and year ended December 31, 2025, “Other special items” include costs incurred related to non-ordinary-course litigation, specifically: lawsuits between Aptar and ARS Pharmaceuticals, Inc., involving Aptar’s claims of trade-secret misappropriation and contractual breaches and ARS’s counterclaims under U.S. antitrust laws; and patent infringement actions filed by Nemera La Verpillière SAS in Germany and France relating to certain of Aptar’s ophthalmic products. These costs are excluded because they do not reflect our core operating performance. Please refer to "Legal Proceedings" within Note 13 - Commitments and Contingencies within Aptar’s Form 10-K for the period ended December 31, 2025 for more information. Adjusted EBITDA margin is adjusted EBITDA divided by reported net sales. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring, acquisition costs and other special items.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others;lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; competition, including technological advances; significant tariffs and other restrictions on foreign imports imposed by the U.S. and related countermeasures taken by impacted foreign countries; our ability to successfully implement facility expansions and new facility projects; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs; significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; loss of royalty revenue due to contract expirations; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; our ability to retain key members of management and manage labor costs; work stoppages due to labor disputes; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net Sales	$962,736	$848,088	$3,777,181	$3,582,890
Cost of Sales (exclusive of depreciation and amortization shown below)	624,515	518,674	2,372,446	2,227,381
Selling, Research & Development and Administrative	151,321	138,512	606,497	582,226
Depreciation and Amortization	76,578	67,452	287,363	263,784
Restructuring Initiatives	4,048	3,343	9,837	13,002
Operating Income	106,274	120,107	501,038	496,497
Other Income (Expense):
Interest Expense	(17,004)	(11,372)	(52,737)	(43,898)
Interest Income	4,582	3,079	11,676	12,101
Net Investment (Loss) Gain	(1,328)	218	(483)	1,713
Equity in Results of Affiliates	1,251	255	7,393	87
Gain from Remeasurement of Equity Method Investment	—	—	26,518	—
Miscellaneous Income, net	(2,253)	3,783	(2,027)	3,265
Income before Income Taxes	91,522	116,070	491,378	469,765
Provision for Income Taxes	17,252	15,205	98,881	95,587
Net Income	$74,270	$100,865	$392,497	$374,178
Net Loss Attributable to Noncontrolling Interests	130	79	206	363
Net (Income) Loss Attributable to Redeemable Noncontrolling Interests	(56)	—	86	—
Net Income Attributable to AptarGroup, Inc.	$74,344	$100,944	$392,789	$374,541
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.14	$1.52	$5.97	$5.65
Diluted	$1.13	$1.49	$5.89	$5.53

Average Numbers of Shares Outstanding:
Basic	65,001	66,511	65,740	66,334
Diluted	65,796	67,923	66,725	67,691

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
ASSETS

Cash and Equivalents	$402,424	$223,844
Short-term Investments	7,109	2,337
Accounts and Notes Receivable, Net	803,830	658,057
Inventories	537,845	461,807
Prepaid and Other	142,354	132,338
Total Current Assets	1,893,562	1,478,383
Property, Plant and Equipment, Net	1,676,479	1,447,150
Goodwill	1,077,898	936,256
Other Assets	604,780	570,489
Total Assets	$5,252,719	$4,432,278

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$343,531	$338,285
Accounts Payable, Accrued and Other Liabilities	822,913	729,996
Total Current Liabilities	1,166,444	1,068,281
Long-Term Obligations	1,139,433	688,066
Deferred Liabilities and Other	234,617	190,007
Total Liabilities	2,540,494	1,946,354

Redeemable Noncontrolling Interests	26,244	—
Total Mezzanine Equity	26,244	—

AptarGroup, Inc. Stockholders' Equity	2,668,096	2,471,888
Noncontrolling Interests in Subsidiaries	17,885	14,036
Total Stockholders' Equity	2,685,981	2,485,924

Total Liabilities, Mezzanine Equity and Stockholders' Equity	$5,252,719	$4,432,278

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Statement of Cash Flows

Year Ended December 31,	2025	2024

Cash Flows from Operating Activities:
Net income	$392,497	$374,178
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	242,312	219,667
Amortization	45,051	44,117
Stock-based compensation	43,941	47,650
Provision for CECL	1,301	1,016
Loss (gain) on disposition of fixed assets	712	(52)
Net loss (gain) on remeasurement of equity securities	483	(1,713)
Deferred income taxes	(11,689)	(21,406)
Defined benefit plan expense	12,554	12,049
Equity in results of affiliates	(7,393)	(87)
Gain on remeasurement of equity method investment	(26,518)	—
Impairment loss	2,197	254
Changes in balance sheet items, excluding effects from foreign currency adjustments and acquisitions:
Accounts and other receivables	(73,888)	(18,079)
Inventories	(10,646)	21,901
Prepaid and other current assets	4,956	(2,368)
Accounts payable, accrued and other liabilities	(18,274)	(23,705)
Income taxes payable	(9,073)	4,064
Retirement and deferred compensation plan liabilities	(6,477)	(14,259)
Retirement and deferred compensation plan assets	(12,582)	—
Other changes, net	535	186
Net Cash Provided by Operations	569,999	643,413
Cash Flows from Investing Activities:
Capital expenditures	(270,419)	(276,481)
Proceeds from government grants	3,308	—
Proceeds from sale of property, plant and equipment	3,547	1,506
Maturities and (purchases) of short-term investments	3,369	(2,242)
Acquisition of business, net of cash acquired and release of escrow	(60,204)	—
Acquisition of intangible assets, net	(5,020)	(17,709)
Investment in equity securities	(8,664)	(99,055)
Proceeds from sale of investment in equity securities	2,401	—
Notes receivable, net	256	(2,740)
Net Cash Used by Investing Activities	(331,426)	(396,721)
Cash Flows from Financing Activities:
Proceeds from notes payable and overdrafts	31,015	22,302
Repayments of notes payable and overdrafts	(28,218)	(23,344)
(Repayments) and proceeds of short term revolving credit facility, net	(42,380)	108,848
Proceeds from long-term obligations	600,206	168,581
Repayments of long-term obligations	(166,562)	(373,847)
Dividends paid	(120,784)	(114,055)
Bond issuance costs	(5,424)	—
Proceeds from stock option exercises	18,891	54,809
Purchase of treasury stock	(365,005)	(68,638)
Redeemable noncontrolling interest	790	—
Net Cash Used by Financing Activities	(77,471)	(225,344)
Effect of Exchange Rate Changes on Cash	19,403	(21,147)
Net Increase in Cash and Equivalents and Restricted Cash	180,505	201
Cash and Equivalents and Restricted Cash at Beginning of Period	224,344	224,143
Cash and Equivalents and Restricted Cash at End of Period	$404,849	$224,344

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended December 31, 2025

	Consolidated	Pharma	Beauty	Closures	Corporate & Other	Net Interest
Net Sales	$962,736	$440,015	$341,113	$181,608	$—	$—

Reported net income	$74,270
Reported income taxes	17,252
Reported income before income taxes	91,522	102,608	6,141	11,717	(16,522)	(12,422)
Adjustments:
Restructuring initiatives	4,048	(97)	2,898	622	625
Curtailment gain related to restructuring initiatives	(115)	—	—	(115)	—
Net investment loss	1,328	—	—	—	1,328
Transaction costs related to acquisitions	368	368	—	—	—
Purchase accounting adjustments related to acquisitions and investments	645	70	575	—	—
Other special items	3,960	3,960	—	—	—
Adjusted earnings before income taxes	101,756	106,909	9,614	12,224	(14,569)	(12,422)
Interest expense	17,004					17,004
Interest income	(4,582)					(4,582)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	114,178	106,909	9,614	12,224	(14,569)	—
Depreciation and amortization	76,578	35,687	25,197	14,773	921
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$190,756	$142,596	$34,811	$26,997	$(13,648)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.7%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.8%	32.4%	10.2%	14.9%

	Three Months Ended December 31, 2024

	Consolidated	Pharma	Beauty	Closures	Corporate & Other	Net Interest
Net Sales	$848,088	$400,732	$274,064	$173,292	$—	$—

Reported net income	$100,865
Reported income taxes	15,205
Reported income before income taxes	116,070	111,944	10,989	11,949	(10,519)	(8,293)
Adjustments:
Restructuring initiatives	3,343	(64)	2,170	1,305	(68)
Net investment gain	(218)	—	—	—	(218)
Adjusted earnings before income taxes	119,195	111,880	13,159	13,254	(10,805)	(8,293)
Interest expense	11,372					11,372
Interest income	(3,079)					(3,079)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	127,488	111,880	13,159	13,254	(10,805)	—
Depreciation and amortization	67,452	31,231	20,757	14,629	835
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$194,940	$143,111	$33,916	$27,883	$(9,970)	$—

Reported net income margins (Reported net income / Reported Net Sales)	11.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	23.0%	35.7%	12.4%	16.1%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended December 31, 2025
	Consolidated	Pharma	Beauty	Closures	Corporate & Other	Net Interest
Net Sales	$3,777,181	$1,737,481	$1,309,437	$730,263	$—	$—

Reported net income	$392,497
Reported income taxes	98,881
Reported income before income taxes	491,378	461,073	87,523	56,310	(72,467)	(41,061)
Adjustments:
Restructuring initiatives	9,837	1,080	4,469	3,566	722
Curtailment gain related to restructuring initiatives	(115)	—	—	(115)	—
Net investment loss	483	—	—	—	483
Gain from remeasurement of equity method investment	(26,518)	—	(26,518)	—	—
Transaction costs related to acquisitions	1,460	952	508	—	—
Purchase accounting adjustments related to acquisitions and investments	1,793	70	1,723	—	—
Other special items	8,360	8,360	—	—	—
Adjusted earnings before income taxes	486,678	471,535	67,705	59,761	(71,262)	(41,061)
Interest expense	52,737					52,737
Interest income	(11,676)					(11,676)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	527,739	471,535	67,705	59,761	(71,262)	—
Depreciation and amortization	287,363	136,111	91,066	56,716	3,470
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$815,102	$607,646	$158,771	$116,477	$(67,792)	$—

Reported net income margins (Reported net income / Reported Net Sales)	10.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.6%	35.0%	12.1%	16.0%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended December 31, 2024
	Consolidated	Pharma	Beauty	Closures	Corporate & Other	Net Interest
Net Sales	$3,582,890	$1,643,152	$1,225,730	$714,008	$—	$—

Reported net income	$374,178
Reported income taxes	95,587
Reported income before income taxes	469,765	447,353	68,797	54,832	(69,420)	(31,797)
Adjustments:
Restructuring initiatives	13,002	589	8,041	3,835	537
Curtailment gain related to restructuring initiatives	(1,851)	—	—	(1,851)	—
Net investment gain	(1,713)	—	—	—	(1,713)
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	479,343	447,942	76,978	56,816	(70,596)	(31,797)
Interest expense	43,898					43,898
Interest income	(12,101)					(12,101)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	511,140	447,942	76,978	56,816	(70,596)	—
Depreciation and amortization	263,784	120,429	82,931	57,326	3,098	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$774,924	$568,371	$159,909	$114,142	$(67,498)	$—

Reported net income margins (Reported net income / Reported Net Sales)	10.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.6%	34.6%	13.0%	16.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Income before Income Taxes	$91,522	$116,070	$491,378	$469,765

Adjustments:
Restructuring initiatives	4,048	3,343	9,837	13,002
Curtailment gain related to restructuring initiatives	(115)	—	(115)	(1,851)
Net investment loss (gain)	1,328	(218)	483	(1,713)
Gain from remeasurement of equity method investment	—	—	(26,518)	—
Transaction costs related to acquisitions	368	—	1,460	140
Purchase accounting adjustments related to acquisitions and investments	645	—	1,793	—
Other special items	3,960	—	8,360	—
Foreign currency effects (1)		7,953		14,523
Adjusted Earnings before Income Taxes	$101,756	$127,148	$486,678	$493,866

Provision for Income Taxes	$17,252	$15,205	$98,881	$95,587

Adjustments:
Restructuring initiatives	1,015	926	2,503	3,397
Curtailment gain related to restructuring initiatives	(30)	—	(30)	(478)
Net investment loss (gain)	325	(54)	118	(420)
Gain from remeasurement of equity method investment	—	—	—	—
Transaction costs related to acquisitions	125	—	393	35
Purchase accounting adjustments related to acquisitions and investments	110	—	282	—
Other special items	970	—	2,048	—
Foreign currency effects (1)		1,042		2,955
Adjusted Provision for Income Taxes	$19,767	$17,119	$104,195	$101,076

Net Loss Attributable to Noncontrolling Interests	$130	$79	$206	$363
Net (Income) Loss Attributable to Redeemable Noncontrolling Interests	$(56)	$—	$86	$—

Net Income Attributable to AptarGroup, Inc.	$74,344	$100,944	$392,789	$374,541

Adjustments:
Restructuring initiatives	3,033	2,417	7,334	9,605
Curtailment gain related to restructuring initiatives	(85)	—	(85)	(1,373)
Net investment loss (gain)	1,003	(164)	365	(1,293)
Gain from remeasurement of equity method investment	—	—	(26,518)	—
Transaction costs related to acquisitions	243	—	1,067	105
Purchase accounting adjustments related to acquisitions and investments	535	—	1,511	—
Other special items	2,990	—	6,312	—
Foreign currency effects (1)		6,911		11,568
Adjusted Net Income Attributable to AptarGroup, Inc.	$82,063	$110,108	$382,775	$393,153

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Average Number of Diluted Shares Outstanding	65,796	67,923	66,725	67,691

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.13	$1.49	$5.89	$5.53

Adjustments:
Restructuring initiatives	0.05	0.03	0.11	0.15
Curtailment gain related to restructuring initiatives	—	—	—	(0.02)
Net investment loss (gain)	0.01	—	0.01	(0.02)
Gain from remeasurement of equity method investment	—	—	(0.40)	—
Transaction costs related to acquisitions	—	—	0.02	—
Purchase accounting adjustments related to acquisitions and investments	0.01	—	0.02	—
Other special items	0.05	—	0.09	—
Foreign currency effects (1)		0.10		0.17
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.25	$1.62	$5.74	$5.81
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net Cash Provided by Operations	$183,693	$178,239	$569,999	$643,413
Capital Expenditures	(86,819)	(66,065)	(270,419)	(276,481)
Proceeds from Government Grants	—	—	3,308	—
Free Cash Flow	$96,874	$112,174	$302,888	$366,932

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending March 31,
	Expected 2026	2025

Income before Income Taxes		$106,015

Adjustments:
Restructuring initiatives		2,042
Net investment loss		1,096
Transaction costs related to acquisitions		—
Foreign currency effects (1)		9,203
Adjusted Earnings before Income Taxes		$118,356

Provision for Income Taxes		$27,352

Adjustments:
Restructuring initiatives		506
Net investment loss		269
Transaction costs related to acquisitions		—
Foreign currency effects (1)		2,374
Adjusted Provision for Income Taxes		$30,501

Net Loss Attributable to Noncontrolling Interests		$135

Net Income Attributable to AptarGroup, Inc.		$78,798

Adjustments:
Restructuring initiatives		1,536
Net investment loss		827
Transaction costs related to acquisitions		—
Foreign currency effects (1)		6,829
Adjusted Net Income Attributable to AptarGroup, Inc.		$87,990

Average Number of Diluted Shares Outstanding		67,491

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.17

Adjustments:
Restructuring initiatives		0.02
Net investment loss		0.01
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.10
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.13 - $1.21	$1.30
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current spot rates for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected adjusted earnings per share range for the first quarter of 2026, see non-GAAP section for full definition, is based on an effective tax rate range of 21.0% to 23.0%. This tax rate range compares to our first quarter of 2025 effective tax rate of 25.8% on both reported earnings and adjusted earnings per share.